Exhibit 10.17

AMENDED & RESTATED INTERCOMPANY SERVICES AGREEMENT

This Intercompany Services Agreement (this “Agreement”) is made effective as of April 20, 2020 (the “Effective Date”), by and between Medigus Ltd., a company incorporated under the laws of the State of Israel (“Parent”) and ScoutCam Ltd., a subsidiary of Parent, incorporated under the laws of the State of Israel (“Company”).

RECITALS

WHEREAS, the Company is a subsidiary of Parent;

WHEREAS, Parent desires to hire and retain Company to perform certain services as described in this Agreement and Company desires to perform such services for the consideration set forth herein; and

WHEREAS, Company and Parent have previously entered into an Intercompany Services Agreement, and both parties wish to amend and restate such agreement in accordance with the terms contained herein.

NOW, THEREFORE, in consideration of the terms and conditions and mutual agreements contained herein, it is agreed as follows;

1.	The Services

1.1.	During the term of this Agreement, Company shall provide Parent with such services as set forth in Exhibit A and such other services as may be requested by the Parent and agreed upon by the Company from time to time (all such services shall be referred to herein as the “Services”). Exhibit A shall be updated from time to time by a mutual consent of the parties.

1.2.	Company shall provide the Services through its employees and/or independent contractors who have contracted with the Company (at Company’s discretion).

1.3.	In connection with the Services, neither the Parent nor the Company shall be authorized to negotiate or enter into any agreement on behalf of the other party hereto, nor shall it be authorized to undertake any obligations, commitments or liabilities on behalf of any other party hereto. Without limiting the foregoing, neither the Parent nor the Company shall have, or hold itself out or otherwise transact business in such as a way as to create the impression to unrelated third parties that it has, the authority to enter into contracts with or on behalf of any other Party hereto.

1.4.	During the term of this Agreement, Company shall use commercially reasonable efforts to perform the Services as Parent may reasonably request. Notwithstanding the foregoing, Company does not warrant or guarantee that any Services will be successful or accomplished in a timely manner or that any Service will be commercially viable. Company shall hot be liable to Parent for the failure to perform any Service in accordance with this Agreement.

1.5.	All intangibles rights resulting from or in connection with the Services, shall be the sole property of the Company, including without limitation: (i) patents and patent applications, including without limitation any extensions, divisions, continuations, continuations-inpart thereof and any applications or patents that claim priority from such patents and applications, and any foreign counterparts of any of the foregoing; (ii) trade secrets, ideas, processes, inventions (whether patentable or not), discoveries, concepts, methods, formulas, other proprietary information and associated intellectual and industrial property rights; and (iii) copyrights, software, designs, documentation, lab notes, and other works subject to protection under copyright law, whether or not registered; and (iv) trademarks, trade names, brand names, designs, packaging, service marks, logos, and any similar assets, rights or property, whether or not registered; and (v) marketing strategies, customer lists, surveys, studies, forecasts, estimates and other marketing information.

2.	Relationship of the Parties

2.1.	Independent Contractors. Nothing contained in this Agreement is intended or is to be construed to constitute Company and Parent as partners or joint ventures, or Parent as an employee or agent of Company, or the employees or agents of Parent as employees or agents of Company. Neither party hereto shall have any express or implied right or authority to assume or create any obligation on behalf of or in the name of the other party or to bind the other party to, any contract, agreement or undertaking with any third party.

2.2.	Indemnity. Parent hereby agrees to indemnify and hold Company harmless from any and all claims demands, actions, suits, liabilities and losses, costs and expenses of any kind or character on account of direct damages or losses to persons or property from any cause arising out of or in connection with the performance of Services under this Agreement.

3.	Consideration

3.1.	Compensation. In consideration for the Company’s performance of the Services, Company shall be entitled to arm’s length service fees based on the most recent transfer pricing analysis as performed by an external expert, as may be adjusted from time to time and as initially set forth in Exhibit A (the “Consideration”). The Parent agrees to pay the amounts due under this Agreement in accordance with the terms set forth in this Section 3.

3.2.	Review of Services Fees. The Consideration set out in Section 3.1 above shall be reviewed by the Company and Parent, and modified prospectively as required to conform to the “arm’s length” requirements of applicable tax rules. If either the Company or Parent considers that the Consideration is not equate to arm’s length pricing, either party may give notice for the pricing to be reviewed. If any change is agreed to, based on this review, such change may be made effective the date the notice to review was given.

3.3.	Manner of Payment. Payment of the Consideration shall be made directly to Company or to such bank or in any other manner as is designated by Company. All payments made by the Parent to Company shall be in U.S. Dollars, unless otherwise agreed to by both parties. In addition the Parent may cause third parties investing or owing money to the Company to transfer such payments directly to the Company and such amounts shall be deemed as transferred from the Parent to the Company as payment of the Consideration.

3.4.	Billing. Unless otherwise agreed upon by the parties, at the end of each calendar quarter, Company shall send an invoice to the Parent with respect to the payments due. The invoiced amount shall be due and payable within thirty (30) days following the receipt of such invoice.

3.5.	Taxes. The Parent shall withhold from payments such taxes as required to be withheld under applicable law. If any tax is withheld by the Parent, it shall provide the Company with receipts or other evidence of such withholding and payment to the appropriate tax authorities. The Company agrees to not withhold any taxes, or to withhold at a reduced rate, to the extent that the Company is entitled to an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty. VAT shall be added against tax invoice.

4.	Reporting Requirements

4.1.	Books and Records. Company shall keep and maintain adequate books, records and files of the transactions underlying the payments of the Consideration to be made hereunder, in order to enable it to furnish complete and accurate information to Parent regarding all aspects of the Services and expenditures fund Parent shall have the right, upon reasonable notice and at its expense to inspect, audit, or have an audit performed of, Company’s books and records relating to the expenditure of funds under this Agreement.

4.2.	Reports. Company shall from time to time, and as often as reasonably requested by Parent, provide written reports to Parent regarding its performance of the Services, describing a detailed report of costs incurred. Company shall promptly notify the Parent of any significant problems that may occur during the course of the Services.

5.	Confidentiality

5.1.	As a result of its performance of Services under this Agreement, Company and its employees, agents, and subcontractors will become uniquely knowledgeable with respect to the technology. Company hereby agrees not to disclose to others or to use for its own benefit, without Parent’s prior written consent, any of Company confidential information to which it had access to during the course of providing the Services.

5.2.	Company shall use its best efforts to assure that its employees, agents, and subcontractor do not make any such unauthorized disclosures. Company further agrees that its employees, agents, and subcontractors who are hired or retained by it to perform any of the Services shall have executed agreements, acceptable to Parent, whereby they agree to hold in confidence all proprietary, trade secret and any other confidential information to which they have access during the course of their duties as employees, agents, or subcontractors of Company and to assign to Parent any and all rights they may have or may acquire respecting the improvements in the course of performing the Services.

6.	Term and Termination

6.1.	Term. This Agreement shall continue in force for a fixed term of one (1) year’ from the Effective Date unless terminated earlier under the provisions of this Section 6. At the end of the fixed term, this Agreement shall renew automatically for additional one (1) year terms (subject to earlier termination under the provisions of this Section 6), without notice, unless prior to that time one party provides a 60 days prior written notice of nonrenewal to the other party.

6.2.	Termination for Convenience. This Agreement may be terminated by either party for any reason or no reason, whether or not extended beyond the first year by giving the other party 60 days prior written notice.

6.3.	Termination for Insolvency. This Agreement shall terminate immediately without notice:
(i) upon the institution by or against Company or Parent of insolvency, receivership by or bankruptcy proceedings for the settlement of Company’s or Parent’s debts; (ii) upon Company’s or Parent’s making an assignment for the benefit of creditors; or (iii) upon Company’s or Parent’s dissolution or liquidation,

6.4.	Transition. Upon termination or expiration of this Agreement, each party shall diligently cooperate with the other to effect a smooth and orderly transition. From the time that a notice of termination is received by either party until the effective termination date, each party shall fully cooperate with any newly appointed party performing the duties contemplated hereunder.

6.5.	Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures investments, leases or commitments in connection with the business or goodwill of Parent or Company.

6.6.	Survival of Certain Terms. The provisions of Sections 2, 5, 6.4, 6.5, and 7 shall survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination or expiration of this Agreement.

3.	Miscellaneous

7.1.	Governing Law and Jurisdiction. All questions, concerning this Agreement, including but not limited to, the validity, operation, interpretation and construction thereof, shall be governed by and determined in accordance with the laws of the State of Israel. The parties hereto agree that all actions and proceedings arising out of or relating directly or indirectly to this Agreement shall be brought exclusively to the courts located in the District of Tel Aviv Yafo.

7.2.	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement shall be effective unless in writing and signed by the party to be charged.

7.3.	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed given if sent by prepaid registered or certified airmail, return receipt requested (if available), or sent by telex, facsimile or similar communication, and confirmed by such airmail, postage prepaid, addressed to each respective party at its principal address.

7.4.	Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by Strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party, provided that the non-performing party uses its reasonable best efforts to promptly resume performance once it is possible to do so.

7.5.	Non-Assignability and Binding Effect. This agreement may not be assigned by any party without the prior written consent of the other party.

7.6.	Counterparts. This Agreement may be executed in two or more counterparts; each of which shall be deemed an original.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Intercompany Services Agreement as of the day and year first written above.

Medigus Ltd.		ScoutCam Ltd.

By:	/s/ Liron Carmel /s/ Tatiana Yosef	By:	/s/ Yaron Silberman /s/ Tatiana Yosef
Name:	Liron Carmel / Tatiana Yosef	Name:	Yaron Silberman / Tatiana Yosef
Title:	CEO / CFO	Title:	CEO / CFO

Exhibit A

Services

Service	Consideration

Lease – lease of office space and clean room from Parent, located at Omer Industrial Park No. 7A, P.O. Box 3030, 8496500, Israel	Based on actual space utilized by Parent Shared space - According to Parent-Company space usage ratio.

Utilities - electricity water, IT and communication services (including internet and telephone), etc.	Based on Parent-Company employee ratio and actual costs incurred

Car Services - Car services, including car rental, gas usage, payment for toll roads, etc.	100% of expense incurred from a Company employee car

Insurance - directors and officers insurance	Parent shall pay $150,000 of the annual premium.

CFO Services – CFO service services	50% of Parent CFO employer cost

Direct Expense - every direct expense of the Company that is paid by Parent in its entirety	100% of the Direct Expense The Parent and the Company shall approve Direct Expenses in advance.

Mutual Expense - any other mutual expense that is borne by the parties	Respective portion of the Mutual Expense The Parent and the Company shall approve Mutual Expenses in advance.

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